Tidal Trust II 485BPOS

Exhibit 99(h)(i)(10)

CCO Services Amendment

This CCO Services Amendment (this “Amendment”) is made as of December 15, 2022 (the “Effective Date”) by and between Tidal Trust II (the “Trust”) and Tidal ETF Services LLC (“Tidal”).

BACKGROUND:

A.	The Trust (formerly named Tidal ETF Trust II) and Tidal are parties to a Fund Administration Servicing Agreement made and entered into as of July 5, 2022, as amended to date (the “Agreement”).

B.	The Trust desires to engage Tidal to perform certain compliance services and, subject to the terms of the Agreement as amended hereby, Tidal is agreeable thereto.

C.	This Background section and the Exhibit attached hereto are hereby incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows, intending to be legally bound:

1.	The Agreement is hereby amended and supplemented by the addition of a new Section 2.E as follows:

E.        Provision of CCO; Delivery of Documents

(1)	Tidal hereby agrees to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 of the 1940 Act (“Rule 38a-1”), to the Trust for the period and on the terms and conditions set forth in this Agreement.

(2)	In connection therewith, the Trust has delivered to Tidal copies of, and shall promptly furnish Tidal with all amendments of or supplements to: (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Trust’s current Registration Statement, as amended or supplemented, filed with the U.S. SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and/or the 1940 Act (the “Registration Statement”); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) in place for each of the Funds covered by this Agreement; (iv) each plan of distribution or similar document that may be adopted by the Trust under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Trust with respect to any or all of its Funds; (v) copies of the Trust’s current annual and semi-annual reports to shareholders; and (vi) all compliance and risk management policies, programs and procedures adopted by the Trust with respect to the Funds. The Trust shall deliver to Tidal a certified copy of the resolution of the Board of Trustees of the Trust (the “Board”) appointing the CCO and authorizing the execution and delivery of this Agreement. In addition, the Trust shall deliver, or cause to deliver, to Tidal upon Tidal’s reasonable request any other documents that would enable Tidal to perform the services described in this Agreement.

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2.	The Agreement is hereby amended and supplemented by the addition of a new Section 2.F as follows:

F.       CCO Duties of Tidal

(1)	Subject to the approval of the Board, Tidal shall make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Trust’s CCO. Tidal’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

(2)	With respect to the Trust, the CCO shall provide the services as set forth on Exhibit D to the Agreement (the “Services”) in regards to the Trust and each adviser (each, an “Adviser”), sub-adviser (each, a “Sub-Adviser”), and index provider (each, an “Index Provider”) of the Trust.

(3)	Tidal may provide other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(4)	Tidal shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to the Records at all times during Tidal’s normal business hours. Upon the reasonable request of the Trust, copies of any of the Records shall be provided promptly by Tidal to the Trust or its authorized representatives at the Trust’s expense.

(5)	Nothing contained herein shall be construed to require Tidal to perform any service that could cause Tidal to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause any Fund to act in contravention of such Fund’s Prospectus or any provision of the 1940 Act. Further, while Tidal will provide consulting and other services under this Agreement to assist the Trust with respect to the Trust’s obligations under and compliance with various laws and regulations, Trust understands and agrees that Tidal is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between the Parties or to require Tidal to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Tidal’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust and each of its Funds complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust or the Funds. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

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(6)	Tidal does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Tidal will make every reasonable effort to provide the services described in this Agreement; however, Tidal does not guarantee that work performed by Tidal or the CCO for the Trust would be favorably received by any regulatory agency.

(7)	In order for Tidal to perform the services required by this Section 2.F, the Trust shall (1) instruct all service providers to furnish any and all information to Tidal as reasonably requested by Tidal, and assist Tidal as may be required and (2) ensure that Tidal has access to all records and documents maintained by the Trust or any service provider related to the Trust.

3.	Section 4 of the Agreement is hereby amended and supplemented by the addition of the following new paragraph:

In addition to, and not in lieu of, any other compensation payable under the Agreement, the following provision reflects the compensation due Tidal for its provision of compliance services to the Trust:

(a)       In consideration of the compliance services provided by Tidal pursuant to this Agreement, the Trust shall pay Tidal the fees and expenses set forth in Exhibit C to the Agreement.

(b)       Tidal may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Trust counsel. The costs of any such advice or opinion shall be borne by the Trust.

(c)       The CCO is serving solely as an officer of the Trust, and neither the CCO nor Tidal shall be responsible for, or have any obligation to pay, any of the expenses of the Trust or any of its Funds. All Trust expenses shall be the sole obligation of the Trust, which shall pay or cause to be paid all Fund expenses.

4.	Subsection 5.A(2) of the Agreement is hereby amended by deleting the last word of the subsection (i.e., “and”). Subsection 5.A(3) is hereby amended by deleting the period at the end of the subsection 5.B(3) and replaced it with a semi-colon.

5.	Section 5.A of the Agreement is hereby further amended and supplemented by the addition of the following new sub-sections:

(4)	The CCO shall be covered by the Trust’s Trustees & Officers Liability Insurance Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as an officer of the Trust on substantially the same terms as such coverage is provided for all other Trust officers after such persons are no longer officers of the Trust; and (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for all other Trust officers (and for a period of no less than six years). The Trust shall provide Tidal with proof of current coverage, including a copy of the Policy, and shall notify Tidal immediately should the Policy be cancelled or terminated; and

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(5)	The CCO is a named officer in the Trust’s corporate resolutions and subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

6.	Subsection 5.B(2) of the Agreement is hereby amended by deleting the last word of the subsection (i.e., “and”). Subsection 5.B(3) is hereby amended by deleting the period at the end of the subsection 5.B(3) and replaced it with a semi-colon.

7.	Section 5.B of the Agreement is hereby further amended and supplemented by the addition of the following new sub-sections:

(4)	It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO in the performance of his or her duties and obligations under this Agreement;

(5)	It shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

(6)	It shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Trust or a service provider;

(7)	It shall report to the Board promptly if it learns of CCO malfeasance or in the event the CCO is terminated as a CCO by another fund company for cause or if the CCO is terminated by Tidal; and

(8)	It shall report to the Board if at any time the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

8.	Section 6 of the Agreement is hereby amended and supplemented by the addition of a new Subsection 6.F as follows:

F.	The Trust, and not Tidal, shall be solely responsible for approval of the designation of the CCO, as well as for removing the CCO, as the case may be, from his or her responsibilities related to the Funds in accordance with Rule 38a-1. Therefore, notwithstanding the provisions of this Section 6, the Trust shall supervise the activities of the CCO with regard to such activities.

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9.	Section 11 of the Agreement is amended and supplemented by the addition of the following new paragraph:

Notwithstanding anything to the contrary in this Agreement, the Board will have the right and authority to remove the individual designated by Tidal as the Trust’s CCO at any time, with or without cause, without payment of any penalty. In this case, Tidal will designate another employee of Tidal, subject to approval of the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation of a new permanent CCO; or (ii) the termination of this Agreement. Should the employment of the individual designated by Tidal to serve as the Trust’s CCO be terminated for any reason, Tidal will immediately designate another qualified individual, subject to ratification by the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new permanent CCO; or (ii) the termination of this Agreement.

10.	Section 17 of the Agreement is hereby amended and restated in its entirety as follows:

17.        Services Not Exclusive

Except to the extent necessary to perform Tidal’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Tidal’s right, or the right of any of Tidal’s managers, officers or employees who also may be a director, trustee, officer or employee of the Trust (including, without limitation, the CCO), or who are otherwise affiliated persons of the Trust, or the right of the Sub-Administrator, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

11.	Section 20 (Notices) of the Agreement is hereby amended by updating the mailing address for each of Tidal and the Trust to:

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

12.	Exhibit C (Fee Schedule) to the Agreement is hereby supplemented with the terms set forth on Appendix A to this Amendment.

13.	The Agreement is hereby amended and supplemented by the addition of a new Exhibits D (Base CCO Services) as set forth on Appendix B to this Amendment.

14.	Miscellaneous.

14.1	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

14.2	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

14.3	The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

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14.4	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL TRUST II		TIDAL ETF SERVICES LLC
By:	/s/ Eric W. Falkeis	By:	/s/ Daniel H. Carlson
Print Name:	Eric W. Falkeis	Print Name:	Daniel H. Carlson
Title:	President	Title:	Chief Financial Officer

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Appendix A

(to the Amendment)

Exhibit C

(Fee Schedule Supplement)

(1)       Compliance Services Fees and Term:

Base Services: Per Fund as set forth on Exhibit C-1 (as it may be amended from time to time).

Hourly rate for additional services: $500/hour

Initial Term: 6 months; month to month thereafter (in the event that this Agreement is terminated at the conclusion of the initial 6-month term, any fees incurred for additional services shall be paid upon termination)

(2)       Out-Of-Pocket and Related Expenses: The Trust shall also reimburse Tidal for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)	communications;
(ii)	postage and delivery services;
(iii)	record storage and retention;
(iv)	reproduction;
(v)	reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement;
(vi)	reasonable travel expenses incurred in connection with travel requested by the Board; and
(vii)	any other expenses incurred in connection with the provision of the services pursuant to this Agreement.

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Exhibit C-1

Annual CCO Base Fees

Carbon Collective	$13,500.00
YieldMax ARKK Option Income ETF	13,500.00
YieldMax TSLA Option Income ETF	13,500.00
Gateway Senior Secured Credit Opportunities ETF	13,500.00
Meet Kevin All In ETF	13,500.00
Meet Kevin Select ETF	13,500.00
Meet Kevin Moderate ETF	13,500.00
REX Short AMC ETF	13,500.00
REX Short BYND ETF	13,500.00
Nicholas Fixed Income Alternative	13,500.00
ZEGA Mutual Fund	13,500.00
Pinnacle Focused Opportunities ETF	13,500.00

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Appendix B

(to the Amendment)

Exhibit D

(to the Agreement)

Base CCO Services (included in monthly fee):

  Chief Compliance Officer. Tidal will designate a member of its staff (acceptable to the Board) to serve as Chief Compliance Officer pursuant to Rule 38a-1. The CCO will be responsible for administering the Trust’s compliance policies and procedures, reporting to the Board, providing the annual written compliance report, and any other matters required of a CCO under the 1940 Act.

  Policies and Procedures Compliance Manual). Tidal will proactively maintain and update the Trust’s compliance manual to reflect regulatory changes and changes to the Trust’s business. Tidal will draft all policies and work with management and the Board to include all recommended revisions and changes. Tidal will monitor the industry and regulatory developments and recommend changes to policies and procedures as appropriate.

  Certifications. Tidal will ensure that all relevant personnel and service providers receive and understand the compliance policies and procedures, obtain certifications with respect thereto, and obtain quarterly compliance certifications.

  Annual Review. Tidal will conduct the annual review of the adequacy and effectiveness of the policies and procedures of the Trust and the relevant service providers. Pursuant to Rule 38a-1(a)(4)(iii), the annual report will address (A) the operation of the compliance policies and procedures of the Funds, and each Adviser, each Sub-Adviser, each Index Provider, principal underwriter, administrator, and transfer agent of the Funds, any material changes made to those compliance policies and procedures since the date of the last report, and any material changes to the compliance policies and procedures recommended as a result of the annual review; and (B) each Material Compliance Matter (as defined in Rule 38a-1(e)(2)) that occurred since the date of the last report. The review will include a review of the compliance policies and procedures, interviews of key personnel, obtaining compliance certifications, conducting periodic site visits of service providers (which may be by video link), reviewing internal and/or third-party compliance and internal control reports, reviewing cited regulatory deficiencies and/or exam results, noting observed risks, and testing implementation. Tidal will provide a detailed written report of its findings to the Board.

  Compliance Calendar. Tidal will create, implement, and follow a compliance calendar and project plan to ensure the timely completion of all compliance activities by all relevant parties.

  Advice, Guidance, and Support. Tidal will provide periodic advice and guidance to the Board with respect to material compliance and regulatory developments relating to the Fund Company

  Board Reporting. A representative from Tidal will attend all Board meetings and report material compliance issues to the Board. Tidal will also review certifications of various service providers and provide periodic written compliance certifications to the Board relating to the compliance programs of service providers.

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  On-Site Due Diligence. Tidal will conduct an onsite due diligence review of the operations of each Adviser and Sub-Adviser at least once every 24 months which may by video link, and conduct a video due diligence for the interim fiscal years.

  Regulatory Exams. Tidal will provide support related to responding to regulatory exams conducted by the SEC (24 hours). This will include assembling materials in response to requests, interfacing with the exam staff, and preparing a written response to deficiencies.

  Training. Tidal will offer compliance training sessions (up to 6 hours per year) on topics and to personnel designated by management or the Board.

Additional Compliance Services (not included in monthly fee):

—	Implementing operational procedures;
—	Training other than as described in Base Services;
—	Assisting with licensing requirements for individuals;
—	Conducting email reviews;
—	Responding to regulatory examinations in excess of the hours described in Base Services;
—	Responding to client inquiries or RFPs;
—	Reviewing fund marketing materials;
—	Utilizing third party technology (including manual) to manage the Code of Ethics processes;
—	A compliance review required within 6 months of the Effective Date;
—	Conducting initial reviews of Adviser or Sub-Advisers for Board approval;
—	Providing compliance services to affiliates of the Fund Company;
—	Providing compliance services with respect to other jurisdictions, statutes, or regulations, other than as described herein;
—	Providing services before or after the Term hereof;
—	Providing services with respect to additional Funds or Sub-Advisers;
—	Providing services not described above under “Base Services;” and
—	Providing other compliance services as reasonably requested.

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